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EXHIBIT 99.1


PRESS RELEASE

                   MICROISLET FILES COMPLIANCE PLAN WITH AMEX

SAN DIEGO, FEBRUARY 27, 2007 -- MicroIslet, Inc. (Amex: MII), a biotechnology company engaged in the development and commercialization of patented technologies in transplantation therapy for people with insulin-dependent diabetes, announced today that it filed on February 26, 2007 a plan with the American Stock Exchange (AMEX) outlining the actions it proposes to take to bring it into compliance with AMEX's continued listing standards relating to minimum stockholders' equity. MicroIslet previously announced that it had been informed that it was not in compliance with AMEX's continued listing standards relating to minimum stockholders' equity and was afforded the opportunity to submit a plan of compliance to the AMEX by February 26, 2007.

If AMEX accepts the plan, the Company may be able to continue its listing during the plan period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company's plan or if the Company does not make progress consistent with the plan during the plan period or if the Company is not in compliance with the continued listing standards at the end of the plan period, AMEX may then initiate delisting proceedings.

ABOUT MICROISLET

MicroIslet is a biotechnology company engaged in the development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's islet transplantation technology, including patented technology exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-HTM, a microencapsulated human islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. MicroIslet is also working to develop and commercialize a second product, MicroIslet-PTM, a microencapsulated porcine islet cell suspension for transplantation in patients with insulin-dependent diabetes, which if successful, will address the inherently limited supply of human islets. Additional information about MicroIslet can be found at www.microislet.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PRESS RELEASE, INCLUDING THOSE RELATED TO MICROISLET'S EXPECTATIONS REGARDING THE CONTINUED LISTING OF ITS COMMON STOCK ON AMEX AND THE FUTURE COURSE OF ACTIONS AND PROCEEDINGS AT THE AMEX, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. AMONG OTHERS, THERE CAN BE NO ASSURANCE THAT MICROISLET'S PLAN WILL BE ACCEPTED BY AMEX OR THAT THE COMPANY WILL BE ABLE TO MAKE PROGRESS CONSISTENT WITH THE PLAN IF IT IS ACCEPTED. OTHER RISKS THAT MAY AFFECT FORWARD-LOOKING INFORMATION CONTAINED IN THIS REPORT ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF. MICROISLET DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.


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For more information, please visit our Web site at www.microislet.com. For further information, contact:

    Kevin A. Hainley, MicroIslet Inc.
    858-657-0287

    Sean Collins, Senior Partner
    CCG Investor Relations & Strategic Communications
    310-231-8600 ext. 202

Source: MicroIslet, Inc.


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